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                                SUPERCUTS, INC.
          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS, OCTOBER 23, 1996

    The undersigned hereby appoint Thomas L. Gregory or Lawrence D. Imber as proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of the common stock of Supercuts, Inc. ("Supercuts") which the undersigned is entitled to vote at the special meeting of stockholders of Supercuts to be held on October 23, 1996, and at any and all adjournments thereof.

1. Approve and adopt the Agreement and Plan of Merger, dated as of July 14, 1996, as amended (the "Merger Agreement"), by and among Regis corporation ("Regis"), RGIS Merger Corp. ("RGIS") and Supercuts whereby Supercuts will merge with and into RGIS and become a wholly-owned subsidiary of Regis.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    THE BOARD OF DIRECTORS OF SUPERCUTS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

2. Approve, in the discretion of the persons named above, any other matters that may properly come before the Supercuts Special Meeting.
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    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If this proxy is returned and no direction is given, this proxy will be voted FOR the proposal in paragraph 1.

                                                   Dated _________________, 1996

                                                   _____________________________
                                                     Signature of Stockholder